Exhibit 10.4

21 February 2017

To:                             Jaguar Animal Health, Inc., a Delaware corporation (“Jaguar”)

Dear Sirs

We refer to the potential merger transaction pursuant to which a to-be-formed subsidiary of Jaguar would be merged into and with Napo Pharmaceuticals, Inc., a Delaware corporation (“Napo”), resulting in the debt and equity holders of Napa owning approximately 75% of the outstanding equity interests in Jaguar on a fully diluted basis and Napo being a wholly-owned subsidiary of Jaguar (the “Merger”).

Commitments

1.                          Subject to the provisions of paragraph 2 below, we Invesco Asset management Limited, in our capacity as agent for and on behalf of our discretionary managed clients (collectively the “Investors” and each an “Investor”), hereby commit, subject to applicable law and regulation, to purchase US$3,000,000 of common stock of Jaguar at a price equal to US$0.935 per share (the “Commitments”).

2.                           The Investors will fund the Commitments to Jaguar simultaneously with the consummation of the Merger.

Third Party Rights

3.                           Subject to paragraph 4 a person who is not a party to this letter has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any provisions of this letter.

4.                            Subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999, paragraph 7 is expressly given for the benefit of Related Persons (as defined therein) and may be enforced by Related Persons.

Miscellaneous

5.                            Our Commitments are subject to compliance with the Financial Conduct Authority’s regulatory rules and regulations on collective investment schemes (COLL Regulations), including, but not limited to, any regulations on the maximum amount of voting shares that our discretionary managed clients may hold.

6.                           If any term of this letter is invalid, illegal or incapable of being enforced, all other terms and provisions of this letter shall nevertheless remain in full force and effect.

7.                           Unless the parties hereto specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this letter nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this paragraph shall be void. This letter is confidential to the Investors and it may not, other than: (i) as required by law; or (ii) any disclosure otherwise required for the purposes of allowing Napa or Jaguar to enforce its rights hereunder, be used, circulated, quoted or otherwise disclosed by Napo without the Investors’ prior written consent.

8.                           Notwithstanding anything that may be expressed or implied in this letter, each of the parties to, and which have rights under, this letter, acknowledge and agree that no person being an individual will have any liability pursuant to this letter as a result of being a member, shareholder, partner, officer or employee of any Investor (any such person or entity being a “Related Person”).

9.                           This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

10.                    Without prejudice to paragraph 6, this letter may not be amended without the prior written consent of the parties hereto (and for the avoidance of doubt this letter may be amended, terminated or otherwise varied without the consent of the Related Persons).

11.                   This letter (and any non-contractual obligations arising out of or in connection with it) shall be governed by and construed in accordance with the laws of England. Each of the parties hereto irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this letter or its formation (including a dispute relating to any non-contractual obligation arising out of or in connection with this letter) and, for these purposes, each such party irrevocably submits to the jurisdiction of the courts of England.

Yours faithfully

/s/ Graeme Proudfoot, Director

for and on behalf of
Invesco Asset Management Limited